UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 21, 2003

Simpson Manufacturing Co., Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23804	94-3196943
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	file number)	Identification No.)

4120 Dublin Boulevard, Suite 400, Dublin, CA 94568

(Address of principal executive offices)

(Registrant’s telephone number, including area code):  (925) 560-9000

Item 5. Other Events.

                On February 21, 2003, Simpson Manufacturing Co., Inc. announced that it had signed a letter of intent  to purchase a Canadian connector company in a press release reproduced below:

PRESS RELEASE — February 21, 2003

SIMPSON MANUFACTURING CO., INC. ANNOUNCES

LETTER OF INTENT TO PURCHASE CANADIAN CONNECTOR COMPANY

Dublin, CA — Simpson Manufacturing Co., Inc. (NYSE: SSD) announced today that Simpson Strong-Tie Canada Limited, its wholly-owned Canadian subsidiary, signed a letter of intent to purchase 100% of the equity of MGA Construction Hardware & Steel Fabricating Limited (a British Columbia corporation) and MGA Connectors Limited (a Canadian federal corporation) (collectively, “MGA”), for approximately USD $8.8 million in cash. MGA manufactures and distributes throughout Canada and portions of the United States a quality line of connectors used in construction. The MGA product line would be complementary and additive to Simpson Strong-Tie’s line of connectors, and is expected to give Simpson Strong-Tie Canada’s customers additional cost-effective products. Subject to negotiation of a definitive purchase and sale agreement and satisfaction of usual closing conditions, including regulatory and other approvals, the transaction would close in the second quarter of 2003.

Simpson Manufacturing Co., Inc., headquartered in Dublin, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors, and through its subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simpson Manufacturing Co., Inc.
(Registrant)

DATE:	February 21, 2003	By	/s/Michael J. Herbert
Michael J. Herbert
Chief Financial Officer